Exhibit 99.2

Bonk, Inc. Completes 51% Revenue Interest Acquisition in $30M Asset Strategic Partner

Acquisition of 51% Revenue Stake Adds Significant Non-Dilutive Asset Value to Balance Sheet Based on Q3 Valuation Metrics

SCOTTSDALE, AZ – December 3, 2025 (GLOBE NEWSWIRE) – Following its announcement of a majority revenue interest acquisition in Bonk.fun, Bonk, Inc. (Nasdaq: BNKK) provided additional context regarding the financial impact of the transaction. Based on valuation metrics established in the Company’s most recent quarterly filing, the expanded 51% revenue interest implies an asset value of approximately $30 million.

Proven Upside Potential While the current $30 million implied valuation is derived from recent Q3 reporting, the platform has demonstrated the ability to generate substantially higher cash flow during periods of heightened market activity. For example, in July 2025, Bonk.fun generated approximately $30 million in revenue.

Management notes that while digital asset markets are cyclical and revenue fluctuates with rising and falling market tides, this historical performance provides a clear benchmark for the significant economic value this 51% majority interest can unlock during favorable market cycles—offering upside far exceeding the current baseline valuation.

Non-Dilutive Growth Engine In its Q3 filing, Bonk, Inc. valued its initial 10% interest at approximately $3 million. This valuation metric implies a total value for the Bonk.fun asset of $30 million. By expanding its stake to 51% without a corresponding cash expenditure or equity issuance, Bonk, Inc. has executed a highly accretive, non-dilutive transaction that significantly strengthens the Company’s balance sheet.

Revenue Generation “Our mandate is to identify and acquire undervalued, high-velocity assets that power the BONK ecosystem,” stated Jordan Schur, President of Bonk, Inc. “Securing this majority revenue interest allows us to realize an implied asset value of approximately $30 million on our balance sheet without a single dollar of dilution. This is the kind of disciplined, accretive deal-making that will define Bonk, Inc. moving forward.”

This move highlights Bonk, Inc.’s commitment to building a fortress balance sheet comprised of cash-flowing digital assets that support long-term shareholder value.

About Bonk, Inc. Bonk, Inc. (Nasdaq: BNKK) is a company evolving to bridge the gap between traditional public markets and the digital asset ecosystem. Through its subsidiary BONK Holdings LLC, the Company executes a strategy focused on acquiring revenue-generating assets within the DeFi space. The Company also operates a growing beverage division holding the patented Sure Shot and Yerbaé brands.

Investor Relations Contact: Phone: 888.257.8061 Email: investors@bonkdat.com

Forward-Looking Statements: This press release contains forward-looking statements. Such statements are subject to risks and uncertainties, and actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the performance of BONK digital assets, the operational success of the beverage division, market volatility, and other risks detailed in Bonk, Inc.’s filings with the Securities and Exchange Commission.